Ekso Bionics Reports Second Quarter 2022 Results

RICHMOND, Calif., July 28, 2022 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended June 30, 2022.

Recent Highlights and Accomplishments

•Reported revenue of $3.5 million in the second quarter of 2022, an increase of 57% year-over-year
•Received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market EksoNR for use with Multiple Sclerosis (MS) patients
•Booked a total of 17 EksoNR units in the second quarter of 2022
•Strong cash position of $31.9 million as of June 30, 2022

“Led by the largest multi-unit order in company history, Ekso achieved strong revenue growth in the second quarter,” said Steven Sherman, Chairman and Chief Executive Officer of Ekso Bionics. “The FDA’s recent clearance of EksoNR for the MS indication is an important milestone that gives a significant patient segment access to our proven treatment solutions and expands our market opportunity. Our team has also continued to proactively manage supply chain constraints. Looking ahead, with increasing customer awareness and demand of our innovative devices, we remain focused on sustaining solid execution and delivering value to shareholders.”

Second Quarter 2022 Financial Results

Revenue was $3.5 million for the quarter ended June 30, 2022 compared to $2.2 million for the same period in 2021. Revenue in the second quarter of 2022 included approximately $3.2 million in EksoHealth revenue and approximately $0.2 million in EksoWorks revenue. The Company booked a total of 17 EksoNR units in the second quarter of 2022.

Gross profit increased 27% for the three months ended June 30, 2022 compared to the same period of 2021, largely owing to the increase in EksoHealth revenue. Gross margin was approximately 47% for the three months ended June 30, 2022, compared to a gross margin of 58% for the same period in 2021. The overall decrease in gross margin was primarily due to an increase in EksoHealth service and inventory costs, partially offset by positive sales mix.

Sales and marketing expenses for the quarter ended June 30, 2022 were $1.8 million, an increase of $0.1 million, or 3%, compared to the same period of 2021. The increase was primarily the result of higher general sales and marketing activities compared with the same period in the prior year.

Research and development expenses for the quarter ended June 30, 2022 were $0.9 million, an increase of $0.2 million, or 30%, compared to the same period of 2021. The increase was primarily due to sustaining engineering activity for the EksoNR and the development of next generation products.

General and administrative expenses for the quarter ended June 30, 2022 were $2.1 million, about the same compared to the same period of 2021.
Gain on revaluation of warrant liabilities was $1.0 million for the three months ended June 30, 2022, and was associated with the revaluation of warrants issued in 2019, 2020 and 2021. Gain on revaluation of warrant liabilities was $0.9 million for the three months ended June 30, 2021, and was associated with the revaluation of warrants issued in 2019, 2020 and 2021.

Net loss applicable to common stockholders for the quarter ended June 30, 2022 was $3.0 million, or $0.23 per basic and diluted share, compared to net loss of $1.3 million, or $0.10 per basic share and $0.11 per diluted share, for the same period in 2021.

Six Months Ended June 30, 2022

Revenue was $6.0 million for the six months ended June 30, 2022, an increase of $1.9 million, or 46%, compared to the same period of 2021. Revenue for the six months ended June 30, 2022 included approximately $5.1 million in EksoHealth revenue and approximately $0.9 million in EksoWorks revenue.

Gross profit increased 13% for the six months ended June 30, 2022 compared to the same period of 2021, largely owing to the increase in EksoHealth revenue. Gross margin was approximately 47% for the six months ended June 30, 2022, compared to a gross margin of 61% for the same period in 2021. The decrease in gross margin was primarily due to the increase in EksoHealth inventory and service costs, partially offset by the recognition of previously deferred prepaid royalties associated with a license and distribution agreement that expired.

Sales and marketing expenses for the six months ended June 30, 2022 were $3.5 million, a decrease of $0.1 million, or 3%, compared to the same period of 2021. The decrease was primarily due to reduced compensation expense.

Research and development expenses for the six months ended June 30, 2022 were $1.9 million, an increase of $0.6 million, or 46%, compared to the same period of 2021. The increase was primarily due to an increase in product development activity mostly related to sustaining engineering activity for the EksoNR.

General and administrative expenses for the six months ended June 30, 2022 were $4.9 million, an increase of $0.8 million, or 20%, compared to the same period of 2021. The increase was primarily due to increased noncash stock-based compensation and severance expense.

Gain on revaluation of warrant liabilities was $0.9 million for each of the six months ended June 30, 2022 and 2021, in each case as a result of the revaluation of warrants issued in 2019, 2020 and 2021.

Net loss applicable to common shareholders for the six months ended June 30, 2022 was $7.6 million, or $0.59 per basic and diluted share, compared to net loss of $4.9 million, or $0.42 per basic share and $0.44 per diluted share, for the same period in 2021.

Cash on hand at June 30, 2022 was $31.9 million, compared to $40.4 million at December 31, 2021.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event is be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus and the emergence of new, more infectious variants, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	June 30,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash	$31,912	$40,406
Accounts receivable, net	3,341	4,662
Inventories	3,274	2,242
Prepaid expenses and other current assets	796	485
Total current assets	39,323	47,795
Property and equipment, net	905	991
Right-of-use assets	164	216
Other assets	128	164
Total assets	$40,520	$49,166
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,045	$3,107
Accrued liabilities	1,583	2,299
Deferred revenues, current	1,140	1,220
Lease liabilities, current	51	229
Total current liabilities	4,819	6,855
Deferred revenue	1,143	1,475
Notes payable, net	1,995	1,993
Lease liabilities	114	—
Warrant liabilities	651	1,550
Other non-current liabilities	69	74
Total liabilities	8,791	11,947
Stockholders' equity:
Common stock	13	13
Additional paid-in capital	247,347	246,090
Accumulated other comprehensive gain (loss)	834	(17)
Accumulated deficit	(216,465)	(208,867)
Total stockholders' equity	31,729	37,219
Total liabilities and stockholders' equity	$40,520	$49,166

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2022	2021	2022		2021

Revenue	$3,465	$2,211	$6,032		$4,121
Cost of revenue	1,824	919	3,182		1,594
Gross profit	1,641	1,292	2,850		2,527

Operating expenses:
Sales and marketing	1,841	1,787	3,470		3,580
Research and development	920	709	1,919		1,312
General and administrative	2,109	2,144	4,927		4,122
Total operating expenses	4,870	4,640	10,316		9,014

Loss from operations	(3,229)	(3,348)	(7,466)		(6,487)

Other expense, net:
Interest expense	(29)	(27)	(56)		(53)
Gain on revaluation of warrant liabilities	999	875	899		886
Gain on forgiveness of note payable	—	1,099	—		1,099
Unrealized (loss) gain on foreign exchange	(718)	131	(972)		(372)
Other expense, net	(1)	(3)	(3)		(16)
Total other income (expense), net	251	2,075	(132)		1,544
Net loss	$(2,978)	$(1,273)	$(7,598)	$	$(4,943)

Net loss per share, basic	$(0.23)	$(0.10)	$(0.59)	$	$(0.42)

Net loss per share, diluted	$(0.23)	$(0.10)	$(0.59)	$	$(0.44)

Weighted average number of shares of common stock outstanding, basic and diluted	12,884	12,655	12,807		11,709

Weighted average number of shares of common stock outstanding, diluted	12,884	12,737	12,807		11,839